EXHIBIT 99B.2

SELECTED CONSOLIDATED DATA  (UNAUDITED)                  U S WEST, Inc.
                                               Quarter Ended
Dollars in millions,                             March 31,          %
except per share amounts                        1994       1993   Change
- ---------------------------------------------------------------- --------
U S WEST, Inc. SELECTED STATISTICS

EBITDA                                        $1,145     $1,063      7.7
EBITDA margin                                   43.4%      42.4%     -
Capital expenditures                            $600       $452     32.7
Return on shareowners' equity (Note 1)          21.3%      14.1%     -
Debt-to-capital ratio (Note 2)                  53.9%      55.1%#    -
Dividends per share                           $0.535     $0.535      -
Average shares outstanding (thousands)       444,378    415,082      7.1
Shares outstanding (thousands)               452,826    415,429      9.0
Employees                                     61,080     62,396     (2.1)

TELEPHONE COMPANY STATISTICS

 Access lines (thousands):
  Business                                     3,932      3,759      4.6
  Consumer                                    10,027      9,710      3.3
     Total access lines (Note 3)              13,959     13,469      3.6

 Billed access minutes of use (millions):
  Interstate                                  10,620      9,782      8.6
  Intrastate                                   2,011      1,799     11.8
     Total access minutes of use              12,631     11,581      9.1

 EBITDA                                       $1,006       $941      6.9
 EBITDA margin                                  45.4%      44.0%     -
 Debt-to-capital ratio                          61.9%      63.0%#    -
 Capital expenditures                           $551       $406     35.7
 Employees                                    49,340     50,947     (3.2)

CELLULAR REVENUE AND
SELECTED STATISTICS

 Cellular service revenue                     $132.3      $94.6     39.9
 Cellular equipment revenue                    $21.9       $9.6      -

 Cellular operating cash flow (EBITDA)         $33.6      $21.2     58.5
 Cellular operating cash flow margin            25.4%      22.4%     -

 Cellular subscribers                        665,000    435,000     52.9
 Total adjusted POPs (millions)                 18.5       17.4      6.3


# As of December 31, 1993.
Note 1: Based on income from continuing operations.
Note 2: 1994 and 1993 debt-to-capital ratio including discontinued operations is 58.3% and 59.7%.
Note 3: First quarter 1994 access line growth, excluding 1994 rural exchange sales of 20,000 lines, was 3.8%.

                                 -2-